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                                                                    EXHIBIT 12.1


                                 IESI CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          (IN THOUSANDS, EXCEPT RATIOS)


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                                                     SIX MONTHS
                                                       ENDED
                                                      JUNE 30,                            YEAR ENDED DECEMBER 31,
                                               ---------------------  ------------------------------------------------------------
                                                    2002        2001        2001         2000        1999         1998        1997
                                               ---------  ----------  ----------  -----------  ----------  -----------  ----------
Earnings:
   Income before income taxes                  $  4,007   $     513   $   2,950   $     (884)  $  (9,983)  $   (3,857)  $  (1,214)
Add back:
   Interest expense, net of capitalized
   interest                                       5,664       7,145      12,961       11,142       7,905        2,590         452
   Portion of rent expense representative
   of interest factor                                97         137         284          273         163           94          32
                                               ---------  ----------  ----------  -----------  ----------  -----------  ----------
Earnings as adjusted                           $  9,769   $   7,795   $  16,195   $   10,532   $  (1,915)  $   (1,173)  $    (730)
                                               =========  ==========  ==========  ===========  ==========  ===========  ==========

Fixed Charges:
   Interest expense, net of capitalized
   interest                                    $  5,664   $   7,145   $  12,961   $   11,142   $   7,905   $    2,590   $     452
   Capitalized interest                             653         737       1,602        1,883          80            -          41
   Portion of rent expense representative
   of interest factor                                97         137         284          273         163           94          32
                                               ---------  ----------  ----------  -----------  ----------  -----------  ----------
Total Fixed Charges                            $  6,415   $   8,019   $  14,847   $   13,299   $   8,148   $    2,685   $     526
                                               =========  ==========  ==========  ===========  ==========  ===========  ==========

Ratio of Earnings to Fixed Charges                  1.5         1.0         1.1          0.8        -0.2         -0.4        -1.4
                                               =========  ==========  ==========  ===========  ==========  ===========  ==========

Insufficient earnings to cover fixed charges                                      $   (2,767)  $ (10,063)  $   (3,857)  $  (1,255)
                                                                                  ===========  ==========  ===========  ==========



Pro forma for issuance of 10.25%
Senior Subordinated Notes due 2012                  1.1                     1.0
                                               =========              ==========

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